Exhibit 1.1

February 18, 2026

Board of Trustees

Narragansett Financial Corporation

Board of Directors

BayCoast Bank

330 Swansea Mall Drive

Swansea, MA 02777

Attention:  Mr. Nicholas M. Christ

President and Chief Executive Officer

Ladies and Gentlemen:

Reference is made to Narragansett Financial Corporation (the “Parent”) and BayCoast Bank (the “Bank” and together with the Parent, collectively, the “Company”). Piper Sandler & Co. (“Piper Sandler”) understands that the boards of trustees/directors of the Parent and the Bank (collectively, the “Boards”) have tentatively determined that the Parent shall adopt a Plan of Stock Issuance (the “Plan”) that will provide for the minority stock issuance by the Parent of shares of common stock (the “Common Stock”) to be offered and sold to the Bank’s eligible depositors and certain tax-qualified employee benefit plans of the Company in a subscription offering and, under certain circumstances, in a community or syndicated offering (collectively, the “Offering”). Piper Sandler is pleased to assist the Company with the Offering and this letter is to confirm the terms and conditions of our engagement.

SERVICES

Piper Sandler will work with the Company and its management, counsel, accountants and other advisors in preparing for and completing the Offering and anticipates that its services will include the following:

1.	Consulting as to the marketing implications of any aspect of the Plan, including the percentage of the Parent’s Common Stock to be offered in the Offering;

2.

Reviewing and discussing with the Boards the securities market implications and the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the Parent’s Common Stock;

3.

Reviewing all offering documents, including the prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting in the design and implementation of a marketing strategy for the Offering, and the drafting and distribution of press releases as required or appropriate in connection with the Offering;

5.	Assisting the Company management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the Offering;

6.	Assisting the Company in analyzing proposals from outside vendors retained in connection with the Offering, including printers, transfer agents and appraisal firms; and

7.	Providing such other general advice and assistance as may be reasonably necessary and agreed upon to promote the successful completion of the Offering.

Piper Sandler will act as exclusive marketing agent for the Company in the subscription offering and will serve as sole manager of any syndicated offering. Piper Sandler may also seek to form a syndicate of registered broker-dealers to assist in any syndicated offering (all such registered broker-dealers participating in the syndicated offering, including Piper Sandler, the “Syndicate Member Firms”). Piper Sandler will consult with the Company in selecting the Syndicate Member Firms and the extent of their participation in the Offering. Pursuant to the terms of the Plan, Piper Sandler will endeavor to distribute the Common Stock among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain Syndicate Member Firms. It is understood that in no event shall any Syndicate Member Firm be obligated to take or purchase any Common Stock in the Offering.

FEES

If the Offering is consummated, the Company agrees to pay Piper Sandler for its marketing agent services a fee of (a) 1.35% of the aggregate Actual Purchase Price of all Common Stock sold in the subscription offering, plus (b) 3.00% of the aggregate Actual Purchase Price of all Common Stock sold in the community offering excluding Common Stock purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, trustees, officers and employees, (ii) any director, officer or employee of the Company or members of their immediate families (whether directly or through a personal trust), and (iii) one or more charitable foundations controlled by the Company, whether or not any such foundation is established in connection with the Offering.

With respect to any Common Stock sold in a syndicated offering, the Company agrees to pay an aggregate fee of 5.00% of the aggregate Actual Purchase Price of all Common Stock sold in any syndicated offering.

For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the Common Stock is sold in the Offering. All fees payable hereunder shall be payable in immediately available funds by wire transfer at the time of the closing of the Offering. If the Offering is terminated by the Company, no marketing agent services fees shall be payable by the Company to Piper Sandler hereunder.

COSTS AND EXPENSES

In addition to any fees that may be payable to Piper Sandler hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Piper Sandler, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, travel and syndication expenses, up to a maximum of $140,000; provided, however, that Piper Sandler shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the provisions contained under the heading “Indemnification and Contribution” of this letter.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the Common Stock in the various states; (iv) listing fees; (v) all fees and disbursements of the Company’s counsel, accountants, transfer agent and other advisors; and (vi) the establishment and operational expenses for the Stock Information Center (e.g., postage, telephones, supplies, temporary employees, etc.). In the event Piper Sandler incurs any such fees and expenses on behalf of the Company, the Company will reimburse Piper Sandler for such fees and expenses whether or not the Offering is consummated.

DUE DILIGENCE REVIEW

Piper Sandler’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigations and inquiries relating to the Company and its directors, officers, agents and employees as Piper Sandler and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Piper Sandler all information, whether or not publicly available, that Piper Sandler reasonably requests (the “Information”), and will allow Piper Sandler the opportunity to discuss with the management of the Company the financial condition, business and operations of the Company. The Company acknowledges that Piper Sandler will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel. The Company recognizes and confirms that Piper Sandler (a) will use and rely on and assume the accuracy and completeness of the Information in performing the services contemplated by this agreement without having independently verified or analyzed the accuracy or completeness of the same, and (b) does not assume responsibility or liability for the accuracy or completeness of the Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets. The

Company acknowledges and agrees that Piper Sandler will rely upon Company management as to the reasonableness and achievability of any financial or operating forecasts and projects provided to Piper Sandler or which Piper Sandler is directed to use, and Piper Sandler will assume, at the Company’s direction, that all financial forecasts and projections have been reasonably prepared by Company management on a basis reflecting the best then currently available estimates and judgments of management as to the expected future financial performance of the Company, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated.

To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means Piper Sandler may ask the Company and its significant shareholders or equityholders, if any, for certain identifying information and documents, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and copies of documents containing personal identifying information, and such other information or documents that Piper Sandler and its counsel consider appropriate to verify the bona fide existence of the Company (e.g., certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument) and the identities of its significant shareholders or equityholders, if any.

BLUE SKY MATTERS

Piper Sandler and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the subscription offering and, if applicable, the syndicated offering, including Piper Sandler’s participation therein, and shall furnish Piper Sandler a copy thereof addressed to Piper Sandler or upon which such counsel shall state Piper Sandler may rely.

CONFIDENTIALITY

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Piper Sandler agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Piper Sandler may disclose such information to its affiliates, partners, directors, employees, agents and advisors who are assisting or advising Piper Sandler in performing its services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Piper Sandler in breach of the confidentiality obligations contained herein, (b) was available to Piper Sandler on a non-confidential basis prior to its disclosure to Piper Sandler by the Company, (c) becomes available to Piper Sandler on a non-confidential basis from a person other than the Company who is not otherwise known to Piper Sandler to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company, or (d) is independently developed by Piper Sandler without use of or reference to the Confidential Information disclosed hereunder.

The Company hereby acknowledges and agrees that the financial models and presentations used by Piper Sandler in performing its services hereunder have been developed by and are proprietary to Piper Sandler and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Piper Sandler.

LIMITATIONS

The Company acknowledges that all opinions and advice (written or oral) given by Piper Sandler to the Company in connection with Piper Sandler’s engagement are intended solely of the benefit and use of the Company for the purposes of its evaluation of the proposed Offering. Unless otherwise expressly stated in an opinion letter issued by Piper Sandler or otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of Piper Sandler or any statements or conduct by Piper Sandler. The Company agrees that any such opinion or advice, as well as his agreement (including any of the terms hereof) shall not be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purposes, nor shall any public reference to Piper Sandler be made by the Company or any of its representatives, without the prior written consent of Piper Sandler.

It is expressly understood and agreed that Piper Sandler is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) its and its affiliates have relied and will continue to rely on the advice of its own legal, tax and accounting advisors for all matters relating to the Offering and all other matters, and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Piper Sandler or any of its affiliates regarding matters of law, regulation, taxation or accounting.

The Company acknowledges and agrees that Piper Sandler has been retained to act solely as financial advisor to the Company and not as an advisor to or agent of any other person, and the Company’s engagement of Piper Sandler is not intended to confer rights upon any person not a party to this agreement (including shareholders, employees or creditors of the Company) as against Piper Sandler or its affiliates, or their respective directors, officers, employees or agents. In such capacity, Piper Sandler shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that Piper Sandler’s responsibility to the Company is solely contractual in nature and Piper Sandler does not owe the Company, or any other party, any fiduciary duty as a result of this agreement.

The Company acknowledges that Piper Sandler is a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, Piper Sandler and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in the Company’s debt or equity securities, or the debt or equity securities of the Company’s affiliates or other entities that may be involved in the transactions contemplated by this agreement. In addition, Piper Sandler and its affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company. The Company acknowledges that Piper Sandler and its affiliates have no obligation to use in connection with this engagement or to furnish to the Company confidential information obtained from other companies.

REPRESENTATIONS

Each of the Parent and the Bank represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this agreement, the execution, delivery and performance of this agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this agreement has been duly authorized, executed and delivered by it.

INDEMNIFICATION AND CONTRIBUTION

Annex A is hereby incorporated into this agreement by reference and made part of this agreement.

DEFINITIVE AGREEMENT

Piper Sandler and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Piper Sandler with respect to the services to be provided by Piper Sandler in connection with the Offering, which will serve as a basis for Piper Sandler commencing activities, and (b) the only legal and binding obligations of the Company and Piper Sandler with respect to the Offering (such obligations to survive any termination of this agreement) shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Representations” and “Indemnification and Contribution,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the subscription offering. Such Agency Agreement shall be in form and content satisfactory to Piper Sandler and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Piper Sandler’s execution of such Agency Agreement shall also be subject to (i) Piper Sandler’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of Offering materials that are satisfactory to Piper Sandler and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Piper Sandler and its counsel, (iv) Piper Sandler’s agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the proposed Offering. Each of the Company and Piper Sandler may terminate this agreement if such Agency Agreement is not entered into prior to June 30, 2027.

MISCELLANEOUS

This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

[Signature page to follow.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Piper Sandler the duplicate copy of this letter enclosed herewith.

Very truly yours,

PIPER SANDLER & CO.

By:	/s/ Derek Szot
Derek Szot
Managing Director

Accepted and agreed to as of

the date first above written:

ANNEX A

Each of the Parent and the Bank agrees that it shall, jointly and severally, indemnify and hold Piper Sandler and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Piper Sandler and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the offering documents, including documents described or incorporated by reference therein, or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the Common Stock or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) arising out of or based in whole or in part on any inaccuracy in the representations or warranties of the Company contained in any agency agreement, or any failure of the Company to perform its obligations thereunder or (iii) arising in any manner out of or in connection with Piper Sandler’s engagement under, or any matter referred to in, this agreement, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified Parties collectively, and provided, further, that the Company will not be liable to Piper Sandler (a) to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Piper Sandler expressly for use therein, or (b) under clause (iii) of this paragraph to the extent that it is finally judicially determined that any such loss, claim, damage, liability or expense is primarily attributable to the gross negligence, willful misconduct or bad faith of Piper Sandler. If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Piper Sandler. Each of the Parent and Bank further agrees that neither Piper Sandler nor any of its controlling persons, affiliates, partners, directors, officers, employees or consultants shall have any liability to the Parent or the Bank or any person asserting claims on behalf of or in right of the Parent or the Bank for any losses, claims, damages, liabilities or expenses arising out of or relating to this agreement or the services to be rendered by Piper Sandler hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence, willful misconduct or bad faith of Piper Sandler.

Notwithstanding any other provision set forth in this Annex A, in no event shall any payment made by the Company pursuant to this Annex A exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Each of the Parent and Bank agrees that it shall notify Piper Sandler promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement. Each of the Parent and Bank agrees that it will not, without Piper Sandler’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. If the Parent or Bank enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, each of the Parent and Bank shall provide for the assumption of its obligations under this section by the purchaser or transferee of such assets or another party reasonably satisfactory to Piper Sandler.

Piper Sandler agrees that it will not, without the prior written consent of the Company, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder; provided however that, notwithstanding the foregoing, if at any time Piper Sandler shall have requested the Company to reimburse Piper Sandler for fees and expenses payable in accordance with the Company’s obligations under this agreement, the Company agrees that it shall be liable for any settlement or compromise or consent to the entry of judgment by Piper Sandler of any claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder, which settlement, compromise or consent to entry of judgment is effected without the Company’s prior written consent if (i) such settlement, compromise or consent to entry of judgment is entered into more than 45 calendar days after receipt by the Company of the aforesaid request, (ii) the Company shall have received notice of the terms of such settlement, compromise or consent to entry of judgment at least 30 calendar days prior to such settlement, compromise or consent to entry of judgment being entered into and (iii) the Company shall not have reimbursed Piper Sandler in accordance with such request prior to the date of such settlement, compromise or consent to entry of judgment.

February 18, 2026

Board of Trustees

Narragansett Financial Corporation

Board of Directors

BayCoast Bank

330 Swansea Mall Drive

Swansea, MA 02777

Attention:  Mr. Nicholas M. Christ

President and Chief Executive Officer

Ladies and Gentlemen:

Reference is made to Narragansett Financial Corporation (the “Parent”) and BayCoast Bank (the “Bank” and together with the Parent, collectively, the “Company”). Piper Sandler & Co. (“Piper Sandler”) understands that the boards of trustees/directors of the Parent and the Bank (collectively, the “Boards”) have tentatively determined that the Parent shall adopt a Plan of Stock Issuance (the “Plan”) that will provide for the minority stock issuance by the Parent of shares of common stock (the “Common Stock”) to be offered and sold to the Bank’s eligible depositors and certain tax-qualified employee benefit plans of the Company in a subscription offering and, under certain circumstances, in a community or syndicated offering (collectively, the “Offering”). Piper Sandler is pleased to act as records management agent (“Records Management Agent”) for the Company in connection with the offer and sale of shares of the Common Stock in the Offering. This letter agreement (this “agreement”) is to confirm the terms and conditions of Piper Sandler’s engagement as Records Management Agent.

SERVICES AND FEES

In its role as Records Management Agent, Piper Sandler anticipates that its services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.	Consolidation of Deposit Accounts for Offering

II.	Design and Preparation of Stock Order Forms for the Offering

III.	Organization and Supervision of the Stock Information Center

IV.	Subscription Services

Each of these services is further described in Appendix A to this agreement.

For its services hereunder, the Company agrees to pay Piper Sandler a fee of $75,000. This fee is based upon the requirements of current regulations and the Plan as currently contemplated. The Company will inform Piper Sandler within a reasonable period of time of any changes in the Plan or regulations that require changes in Piper Sandler’s services.

All fees under this agreement shall be due and payable in cash, as follows: (a) $10,000 due and payable upon execution of this agreement; and (b) the balance due and payable on the day of closing of the Offering.

COSTS AND EXPENSES

It is understood that all expenses associated with the operation of the Stock Information Center will be borne by the Company. In addition to any fees that may be payable to Piper Sandler hereunder, the Company also agrees to reimburse Piper Sandler, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, travel, lodging, food, telephone, postage, communications and other similar expenses; provided, however, that such expenses shall not exceed $35,000 without the Company’s prior approval; provided, further, that Piper Sandler shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the provisions contained under the heading “Indemnification and Contribution” of this letter.

RELIANCE ON INFORMATION PROVIDED; CONFIDENTIALITY

The Company will furnish Piper Sandler with such information as Piper Sandler reasonably believes appropriate to its assignment (all such information so furnished being the “Records”). The Company recognizes and confirms that Piper Sandler (a) will use and rely primarily on the Records without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Records.

To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means Piper Sandler may ask the Company and its significant shareholders or equityholders, if any, for certain identifying information and documents, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and copies of documents containing personal identifying information, and such other information or documents that Piper Sandler and its counsel consider appropriate to verify the bona fide existence of the Company (e.g., certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument) and the identities of its significant shareholders or equityholders, if any.

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Piper Sandler agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Piper Sandler may disclose such information to its affiliates, partners, directors, employees, agents and advisors who are assisting or advising Piper Sandler in performing its services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Piper Sandler in breach of the confidentiality obligations contained herein, (b) was available to Piper Sandler on a non-confidential basis prior to its disclosure to Piper Sandler by the Company, (c) becomes available to Piper Sandler on a non-confidential basis from a person other than the Company who is not otherwise known to Piper Sandler to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company, or (d) is independently developed by Piper Sandler without use of or reference to the Confidential Information disclosed hereunder.

LIMITATIONS

Piper Sandler, as Records Management Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Company by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence, as determined in a final judgment by a court of competent jurisdiction; (d) will not be obliged to take any legal action hereunder which might in its reasonable judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties. Anything in this agreement to the contrary notwithstanding, in no event shall Piper Sandler be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Piper Sandler has been advised of the likelihood of such loss or damage and regardless of the form of action.

INDEMNIFICATION AND CONTRIBUTION

Annex A is hereby incorporated into this agreement by reference and made part of this agreement.

REPRESENTATIONS

Each of the Parent and Bank represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this agreement, the execution, delivery and performance of this agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this agreement has been duly authorized, executed and delivered by it.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to the Company:	Narragansett Financial Corporation 330 Swansea Mall Drive Swansea, MA 02777 Attention: Mr. Nicholas M. Christ

If to Piper Sandler:	Piper Sandler & Co. 1251 Avenue of the Americas, 6th Floor New York, New York 10020 Attention: General Counsel

The agreement and the appendix hereto constitute the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This agreement is governed by the laws of the State of New York.

It is understood that the provisions relating to the payment of fees and expenses and those contained under the captions “Limitations”, “Indemnification and Contribution” and “Representations” will survive any termination of this agreement.

[Signature page to follow.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Piper Sandler the duplicate copy of this letter enclosed herewith.

Very truly yours,

PIPER SANDLER & CO.

By:	/s/ Derek Szot
Derek Szot
Managing Director

Accepted and agreed to as of

the date first above written:

ANNEX A

Each of the Parent and Bank agrees that it shall, jointly and severally, indemnify and hold Piper Sandler and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Piper Sandler and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise related to or arising out of Piper Sandler’s engagement under, or any matter referred to in, this agreement, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified Parties collectively, and provided, further, that the Company will not be liable to Piper Sandler under this paragraph to the extent that it is finally judicially determined that any such loss, claim, damage, liability or expense is primarily attributable to the gross negligence, willful misconduct or bad faith of Piper Sandler. If the foregoing indemnification is unavailable for any reason other than for the reason stated above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Piper Sandler. Each of the Parent and Bank further agrees that neither Piper Sandler nor any of its controlling persons, affiliates, partners, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this agreement or the services to be rendered by Piper Sandler hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence, willful misconduct or bad faith of Piper Sandler.

Notwithstanding any other provision set forth in this Annex A, in no event shall any payment made by the Company pursuant to this Annex A exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Each of the Parent and Bank agrees that it shall notify Piper Sandler promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement. Each of the Parent and Bank agrees that it will not, without Piper Sandler’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. If the Parent or Bank enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, each of the Parent and Bank shall provide for the assumption of its obligations under this section by the purchaser or transferee of such assets or another party reasonably satisfactory to Piper Sandler.

Piper Sandler agrees that it will not, without the prior written consent of the Company, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder; provided however that, notwithstanding the foregoing, if at any time Piper Sandler shall have requested the Company to reimburse Piper Sandler for fees and expenses payable in accordance with the Company’s obligations under this agreement, the Company agrees that it shall be liable for any settlement or compromise or consent to the entry of judgment by Piper Sandler of any claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder, which settlement, compromise or consent to entry of judgment is effected without the Company’s prior written consent if (i) such settlement, compromise or consent to entry of judgment is entered into more than 45 calendar days after receipt by the Company of the aforesaid request, (ii) the Company shall have received notice of the terms of such settlement, compromise or consent to entry of judgment at least 30 calendar days prior to such settlement, compromise or consent to entry of judgment being entered into and (iii) the Company shall not have reimbursed Piper Sandler in accordance with such request prior to the date of such settlement, compromise or consent to entry of judgment.

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APPENDIX A

OUTLINE OF RECORDS MANAGEMENT AGENT SERVICES

I.	Consolidation of Deposit Accounts for Voting and Offering

1.	Consolidate files in accordance with regulatory guidelines and create central file.

2.	Our EDP format will be provided to your IT representatives.

II.	Design and Preparation of Stock Order Forms for the Offering

1.	Assist in designing stock order forms for ordering stock.

2.	Prepare deposit account holder data for stock order forms.

III.	Organization and Supervision of Stock Information Center

1.	Advising on the physical organization of the Stock Information Center, including materials requirements.

2.	Assist in the training of all Bank personnel and temporary employees who will be staffing the Stock Information Center.

3.	Establish reporting procedures.

4.	On-site supervision of the Stock Information Center during the offering period.

IV.	Subscription Services

1.	Produce list of depositors by state (Blue Sky report).

2.	Production of subscription rights and research books.

3.	Stock order form processing.

4.	Acknowledgment letter to confirm receipt of stock order.

5.	Daily reports and analysis.

6.	Proration calculation and share allocation in the event of an oversubscription.

7.	Produce charter shareholder list.

8.	Interface with Transfer Agent for DRS Statement issuance to shareholders.

9.	Refund and interest calculations.

10.	Confirmation letter to confirm purchase of stock.

11.	Notification of full/partial rejection of orders.

12.	Production of 1099/Debit tape.

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